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                                                                   Exhibit 10.1
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (hereinafter "this Agreement") is made this 23 day of February, 2001, between Mail.com, Inc., a corporation organized and existing under the laws of Delaware ("Mail.com" or the "Company"), and George Abi Zeid, an individual residing in Old Brookville, New York (hereinafter the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Executive as the President - International Operations of Swift Telecommunications Inc., a wholly-owned subsidiary of the Company ("Swift"), and the Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, as the President - International Operations of Swift reporting to the Chief Executive Officer of the Company. The Executive agrees to perform such services customary to such office as shall from time to time be assigned to him by the Chief Executive Officer of Company. The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company; provided that the Executive may continue his involvement with Telecom International, Inc. ("Alpha-Tel"), which the Company and the Executive have agreed will be

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acquired by Company pursuant to the terms and conditions of a letter agreement dated January 31, 2001. Subject to the overriding authority of the Chief Executive Officer and the Board of Directors, the Executive shall have the authority to hire and terminate employees within the scope of his area of responsibility and within the parameters of the budget approved by the Board of Directors. The Executive may be required in pursuance of his duties hereunder to perform services for any company controlling, controlled by or under control with the Company (such companies hereinafter collectively called "Affiliates") and to accept such offices in any Affiliates as the Board of Directors may require. The Executive shall not be required to relocate his primary office to a location that is outside of a 10 mile radius from his office as of the date hereof. The Executive shall obey all policies of the Company and applicable policies of its Affiliates.

         2. Term of Employment. The Company shall not terminate the Executive without Cause until the later of (i) the second anniversary of the date hereof,
(ii) the release of the Executive's shares of Mail.com Class A common stock pledged as collateral to secure the promissory note in the original principal amount of $35 million issued by Mail.com to AT&T Corp and (iii) the repayment in full of the Note in the original principal amount of approximately $9 million issued to the Executive pursuant to the Agreement and Plan of Merger dated January 31, 2001 (the "Initial Term"). After the Initial Term, the Executive shall be employed at-will and either party may terminate the Executive's employment for any reason upon thirty (30) days prior written notice or, in the case of termination by the Company for Cause (as hereinafter defined), immediately upon written notice to the Executive.

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         3. Compensation and Other Related Matters.

              (a) Salary. As compensation for services rendered hereunder, the Executive shall receive an annual salary of $200,000, which salary shall commence from the date hereof and shall be paid in accordance with the Company's then prevailing payroll practices. The salary will be reviewed by the Compensation Committee of the Board of Directors not less frequently than annually, and may be adjusted upward in their sole discretion based on the same factors that are used in determining annual salary increases for other executives of the Company. All references herein to "Dollars" or "$" shall mean United States Dollars.

              (b) Bonus. During the term of this Agreement, the Executive shall be eligible to receive an annual bonus payment if determined to be payable by the Board of Directors in its sole discretion based on the performance of the Company and the Executive. The determination by the Board shall be based on the same factors that are used in determining the payment of annual bonuses to other executives of the Company.

              (c) Benefits. During the term of this Agreement, the Executive shall be entitled to receive the standard employment benefits granted to executives generally (subject to legal limitations) on substantially the same terms and conditions (subject to legal limitations), including but not limited to such benefits as health and other insurance, participation in the Company's 401(k) plan and paid time off.

         4. Compensation in the Event of Termination.

              (a) Termination With Cause. In the event that the Company terminates the Executive's employment for "Cause", the Executive shall be entitled to receive his base salary and benefits through the date of termination. The Executive shall not be entitled to

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receive any of his bonus payments. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.


         For purposes hereof, "Cause" shall mean termination based upon (i) the willful failure by the Executive to follow lawful directions communicated to him by the Board of Directors of the Company; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (iv) the Executive's habitual drunkenness or use of illegal substances; (v) a material breach by the Executive of this Agreement; or (vi) an act of gross neglect or gross misconduct which the Company deems to be good and sufficient cause; provided, however, that the Company shall not be deemed to have Cause pursuant to clauses (i), (ii), (iv), (v) or (vi) unless the Company gives the Executive written notice that the specified conduct or event has occurred and the Executive fails to cure the conduct or event within thirty (30) days after receipt of such notice. Termination of the Executive for Cause shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company's Board of Directors, excluding Executive, at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), that the Executive failed to cure such conduct or event during the thirty-day period following the date on which the Company gave written notice of the conduct or event referred to in clauses (i), (ii), (iv), (v) or (vi). For purposes of this Agreement, any termination of the Executive's employment shall be

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effective immediately upon written notice; however, no termination of the
Executive's employment shall be deemed to be for Cause unless the written notice constitutes Notice of Termination. Any termination for Cause shall be effective immediately upon receipt of the Notice of Termination by Executive (or in the case of a conviction under clause (ii), the date of conviction, plea or confession) and Executive shall have no claim for compensation or any other benefit from and after such termination date.


              (b) Termination Upon Disability. In the event that the Executive's employment is terminated by either party due to "Disability", the Company will pay the Employee his base salary through the remainder of the calendar month during which such termination is effective and for the lesser of (A) three calendar months thereafter and (B) the difference between disability insurance benefits and full salary for six months.

         For purposes hereof, "Disability" shall mean the Executive's inability, as a result of a physical or mental illness, to perform the duties assigned to him for a period of three (3) consecutive months or for any non-consecutive period of five (5) months in any twelve month period during the term of Executive's employment with the Company. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

              (c) Termination Upon Death. In the event that the Executive's employment is terminated because of the Executive's death, the Company will pay to the Employee's estate his base salary through the remainder of the calendar month during which the death occurred and for three consecutive months thereafter. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

              (d) Termination Without Cause. If the Company terminates the Employee's employment without Cause after the Initial Term, the Employee will be entitled to

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receive his base salary for four consecutive weeks through the end of the week in which the termination has occurred and for four consecutive weeks thereafter. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

              (e) Termination Upon the Executive's Resignation. In the event that the Executive resigns his employment with the Company (other than a resignation for Good Reason before the expiration of the Initial Term), the Executive shall be entitled to receive his base salary and benefits through the date of termination. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

              (f) Resignation For Good Reason. Executive may terminate his employment hereunder for Good Reason, provided Executive shall have delivered a Notice of Resignation for Good Reason to the Corporation at least thirty days prior to the effective date of termination. "Good Reason" shall mean the occurrence of one or more of the following circumstances:

         (1)  the dissolution or complete liquidation of the Company;
         (2) the filing of a voluntary petition by the Company, or an involuntary petition against the Company, under Chapter 7 of the Bankruptcy Code;
         (3) the Company's assignment to the Executive of duties inconsistent with the Executive's duties as defined in Section 1, any change in the Executive's title as President - International Operations as defined in Section 1 or any material reduction in Executive's duties or responsibilities, except as may have occurred in connection with the termination of the Executive's employment for Cause, Disability or as a result of the Executive's death or by the Executive other than for Good Reason;

         (4) the Executive's involuntary relocation to a new principal work location not within

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reasonable commuting distance of his former location;

         (5) the failure of the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person, or entity acquiring substantially all of the Company's assets; or

         (7) any material breach by the Company of this Agreement.
In the event of a resignation for Good Reason before the expiration of the Initial Term, Executive shall continue to receive his then current base salary otherwise payable under Section 3(a) as if his employment had continued through the end of the Initial Term (" the Payment Period") and any annual bonus accrued in a prior year but unpaid as of the termination date plus any accrued portion of current's year bonus (subject to the Board's determination of such bonus, if any, after the end of such current year). In addition, at the Company's expense, Executive shall continue to participate in all of the Company's health plans and programs during the Payment Period as if he had remained employed for such period, such benefits to be comparable in quality and location to those provided immediately prior to the resignation for good reason.

                  5.   Confidentiality and Restrictive Covenants.
                       (a)   The Executive acknowledges that:
                             (i)  the business in which the Company is engaged
is intensely competitive and that his employment by the Company will require that he have access to and knowledge of confidential information of the Company, including, but not limited to, the Company's plans for creation, acquisition or disposition of products, publications and websites, expansion plans, financial status and plans, products, improvements, formulas, designs or styles, method of distribution, customer lists, product development plans, rules and regulations,

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personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company's business (collectively, "Confidential Information");

                             (ii)   the direct or indirect disclosure of any
Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company's business;

                             (iii)  by his training, experience and expertise,
the Executive's services to the Company will be special and unique; and

                             (iv)   if the Executive leaves the Company's
employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

                       (b) Covenant Against Disclosure. The Executive therefore covenants and agrees that all Confidential Information relating to the business products and services of the Company or customer shall be and remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive further agrees not to make any use of the confidential information except in the performance of his duties hereunder and not to disclose the information to third parties, without the prior written consent of the Company. The obligations of the Executive under this Paragraph 5 shall survive any termination of this Agreement. The Executive agrees that, upon any termination of his employment with the Company, all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

                       (c) Non-competition. The Executive agrees that, during the Term of Employment and for the Non-Competition Period (as defined below) following the date of

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termination of the Executive's employment with the Company (other than a termination by the Company without Cause or a resignation by the Executive for Good Reason), the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business that provides email, fax, telex or electronic data interchange services. Notwithstanding the foregoing, (i) the Executive's ownership of securities of a public company engaged in competition with the Company not in excess of five (5) percent of any class of such securities shall not be considered a breach of the covenants set forth in this Paragraph 5 and
(ii) until the consummation of the acquisition of AlphaTel by the Company, the Executive may own shares of capital stock, and hold a directorship and one or more offices, of AlphaTel which conducts some telex business activities provided such activities are not expanded materially beyond those conducted as of the date hereof. As used herein, "Non-Competition Period" shall mean one year.

                       (d)  Further Covenant.  Until the date which is two
(2) years after the date of the termination of the Executive's employment hereunder for any reason, the Executive will not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

                             (i)  persuade or attempt to persuade any supplier,
partner, content provider or any other business partner of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company;

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                             (ii)  solicit for himself or any supplier, partner,
content provider or any other business partner of the Company or any such entity that had a relationship with the Company within six (6) months prior to the termination of the Executive's employment; and

                             (iii) persuade or attempt to persuade any employee
of the Company or any of its subsidiaries or affiliates or any individual who was an employee of the Company or any of its subsidiaries or affiliates during the two (2) years prior to the Executive's termination of employment, to leave the employ of the Company or any of its subsidiaries.

         For purposes of Paragraph 5, "Company" shall include, the Company and any other Affiliate.

                  6. Intellectual Property. Unless otherwise agreed in writing by the Company (as authorized by the Board of Directors of the Company), the Executive hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Company or any of its subsidiaries or affiliates, shall be promptly and fully disclosed by the Executive to the Board of Directors and shall be the Company's exclusive property as against the Executive, and the Executive shall promptly deliver to the Board of Directors of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.

                  The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel

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to direct issuance of patents or copyrights of the Company with respect to such inventions as are to be in the Company's exclusive property as against the Executive under this Paragraph 6 or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company.

                  7. Breach by Employee. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of the Agreement to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his obligations under Paragraph 5 or 6 would cause the Company irreparable harm, that no adequate remedy at law would be available in respect thereof and that therefore the Company would be entitled to injunctive relief with respect thereto.

                  8.  Miscellaneous.

                      (a) Successors; Binding Agreement. The Company shall have the right to assign this Agreement. This Agreement and the obligations of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

                       (b) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given

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when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

                   If to the Company:
                            Mail.com, Inc.
                            11 Broadway
                            New York, NY 10004
                            Attention: Thomas Murawski

                            With a copy to David Ambrosia at the same address.

                   If to the Executive:

                            George Abi Zeid
                            320 Frost Pond Road
                            Old Brookville, New York 11545

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

                           (c)   Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof. The Executive specifically consents to the jurisdiction of the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, to the jurisdiction of the Supreme Court of the State of New York, New York County, for this purpose.

                           (d)   Waivers.  The waiver of either party hereto of
any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be

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deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                           (e)   Validity. The invalidity or enforceability of
any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

                           (f)   Counterparts.  This Agreement may be executed
in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                          (g)    Entire Agreement. This Agreement sets forth
the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

                           (h)   Headings Descriptive.  The headings of .the
several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

                           (i)   Capacity. The Executive represents and
warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

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                  IN WITNESS WHEREOF, the Company and the Executive have
executed this Agreement as of the date first written above.

EXECUTIVE                                                        MAIL.COM, INC.


/s/ George Abi Zeid                           By: /s/ Thomas Murawski
---------------------------                       --------------------
George Abi Zeid                                   Thomas Murawski
                                                  Chief Executive Officer

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